Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Steben Alternative Investment Funds:

We consent to the use of our report dated March 24, 2014, with respect to the statement of assets and liabilities (in organization) of Steben Managed Futures Strategy Fund as of March 17, 2014, included herein, and to the references to our Firm under the headings “For More Information” in the Prospectus and “Independent Registered Accounting Firm and Legal Counsel” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
March 25, 2014